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                                                                     EXHIBIT 5.1


                               September 5, 1997

Summa Industries
21250 Hawthorne Boulevard
Suite 500
Torrance, California 90503

        Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

        In connection with the pending Registration Statement on Form S-8 (the "Registration Statement") filed by our client Summa Industries, a California corporation (the "Company"), pertaining to the issuance and sale of up to an aggregate of 200,000 shares of the Company's Common Stock (the "Shares") issuable under the Company's Employee Stock Ownership Plan and the Company's 401(k) Plan (collectively, the "Plans"), we have been requested to provide our opinion as to certain legal matters regarding the issuance of the Shares.

        For the purpose of rendering this opinion, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination and inquiries, and relying thereon, we are of the opinion that the Shares, when issued and sold upon exercise of options granted and to be granted under the Plans on the terms and conditions set forth therein, will be duly authorized and validly issued, fully paid and nonassessable under the laws of the State of California.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under Item 5 of Part II of the Registration Statement.


                        Very truly yours,

                                PHILLIPS & HADDAN LLP

                                By: /s/ JAMES M. PHILLIPS, JR.
                                   ---------------------------
                                        James M. Phillips, Jr